Exhibit 99.1

FOR IMMEDIATE RELEASE

TRANSTECH SERVICES PARTNERS INC.
AND ACTIVE RESPONSE GROUP, INC. AGREE TO EXTEND LETTER OF INTENT

NEW YORK, NY – Monday, January 5, 2009 – TransTech Services Partners Inc. (OTCBB: TTSPU) (“TransTech”) a special purpose acquisition company, today announced that TransTech entered into an amendment of its LOI with Active Response Group, Inc. (“ARG”), extending the date of expiration of the exclusivity period under the LOI to January 30, 2009.  The terms of the amended LOI provide that if, by January 30, 2009, definitive agreements are not executed and delivered and a substantially final form of proxy statement is not ready for filing with the Securities and Exchange Commission, the exclusivity period under the LOI shall expire, allowing either party to terminate the LOI if it no longer wishes to proceed with the transaction.  Consummation of the proposed business combination between TransTech and ARG is subject to completion of due diligence by TransTech and receipt of requisite shareholder approval.

ADDITIONAL INFORMATION
TransTech intends to file with the SEC a preliminary proxy statement in connection with the proposed transaction and the special meeting of TransTech’s stockholders that will be held in connection therewith.  Stockholders of TransTech and other interested persons are advised to read, when available, TransTech’s preliminary proxy statement and definitive proxy statement in connection with the solicitation of proxies for the special meeting because this proxy statement will contain important information.  The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting at the special meeting.  TransTech stockholders may obtain copies of all documents filed with the Securities and Exchange Commission (“SEC”) regarding the transaction, free of charge, at the SEC’s website (www.sec.gov) or by directing a request to TransTech by mail at 445, Fifth Avenue, Suite 30H, New York, NY 10016, Attention: CFO.   Stockholders and other interested parties may also read TransTech’s latest Form 10-K for the fiscal year ended December 31, 2007, for a description of the security holdings of TransTech’s officers and directors.

FORWARD LOOKING STATEMENTS
This communication may contain statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those statements include statements regarding the intent and belief or current expectations of TransTech or its management team.  These statements may be identified by the use of words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “should,” “seek,” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. There can be no assurance that the transaction will be completed, nor can there be any assurance, if the transaction is completed, that the potential benefits of combining the companies will be realized.  Important factors that could cause actual results to differ materially from TransTech’s expectations include, without limitation, the continued ability of TransTech and ARG to successfully execute their business plans, demand for the products and services ARG provides, general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks. TransTech undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Contact Information:
TransTech Services Partners Inc. Attn: CFO 445 Fifth Avenue Suite 30H New York, NY 10016 (212) 696-5977 http://www.transtechservicespartners.com